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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

FIRST BUSEY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST BUSEY CORPORATION

April 13, 2017

Dear Stockholders:

        We cordially invite you to attend the 2017 Annual Meeting of Stockholders of First Busey Corporation. The Annual Meeting will be held at noon, central time, on May 24, 2017, at the Urbana Country Club, 100 E. Country Club Road, Urbana, Illinois 61801.

        This year we are using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, 2016 Annual Report and proxy card to stockholders over the internet. This means our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or as provided in the proxy statement. By delivering proxy materials electronically to our stockholders, we can reduce the costs of printing and mailing our proxy materials.

        The items of business to be considered at the meeting include: (i) the election of thirteen directors for one-year terms expiring in 2018; (ii) the approval, in a nonbinding, advisory vote, of the compensation of our named executive officers, or a "say-on-pay" proposal; and (iii) the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017. At the meeting, we will also review our performance in 2016 and update you on our strategic plan as we move forward.

        Your vote is important. We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend, please review the attached proxy statement and return your proxy card or vote by telephone or internet by following the preprinted instructions set forth on the proxy card.

        We look forward to seeing you at the meeting.

Sincerely yours,

Gregory B. Lykins	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

FIRST BUSEY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2017

To the Stockholders of
First Busey Corporation:

        The 2017 Annual Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at noon, central time, on May 24, 2017, at the Urbana Country Club, 100 E. Country Club Road, Urbana, Illinois 61801. The 2017 Annual Meeting is being held for the following purposes:

  1.
  to elect thirteen directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected and have qualified;

  2.
  to approve, in a nonbinding, advisory vote, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a "say-on-pay" proposal;

  3.
  to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017; and

  4.
  to transact such other business as may properly be brought before the meeting and any postponements or adjournments of the meeting.

        Only stockholders of record at the close of business on March 27, 2017, are entitled to notice of, and to vote at, the 2017 Annual Meeting or any postponement or adjournment thereof. Even if you plan to attend the 2017 Annual Meeting in person, please sign, date and return your proxy card or vote by telephone or internet by following the preprinted instructions set forth on the proxy card.

By Order of the Board of Directors

Gregory B. Lykins	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

Champaign, Illinois
April 13, 2017

FIRST BUSEY CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2017

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Busey Corporation for use at the 2017 Annual Meeting of Stockholders (the "2017 Annual Meeting") to be held at noon, central time, on May 24, 2017, at the Urbana Country Club, 100 E. Country Club Road, Urbana, Illinois 61801. The board has fixed the close of business on March 27, 2017, as the record date for determining the stockholders entitled to notice of, and to vote at, the 2017 Annual Meeting. On the record date, First Busey Corporation had 38,233,434 shares of common stock, par value $0.001 per share, outstanding and entitled to vote.

        First Busey Corporation's Annual Report on Form 10-K, which includes audited financial statements for the year ended December 31, 2016, is available for review at the Securities and Exchange Commission's website at http://www.sec.gov. This proxy statement and the accompanying proxy card are first being made available to stockholders on or about April 13, 2017.

        For directions to attend the 2017 Annual Meeting in person, please call our office at (217) 365-4556. The principal executive offices of First Busey Corporation are located at 100 W. University Avenue, Champaign, Illinois 61820.

QUESTIONS AND ANSWERS

        The following information regarding the meeting and the voting process is presented in a question and answer format. As used in this proxy statement, the terms "First Busey," "we," "our," "us," and the "Company" all refer to First Busey Corporation and its subsidiaries. The terms "Busey Bank" and "the Bank" refer to First Busey's wholly-owned banking subsidiary, Busey Bank, Champaign, Illinois.

Why did I receive access to the proxy materials?

        We have made the proxy materials available to you over the internet because on March 27, 2017, the record date for the 2017 Annual Meeting, you owned shares of First Busey common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the 2017 Annual Meeting. It also gives you information concerning the matters to assist you in making an informed decision.

        When you sign the enclosed proxy card or vote by telephone or internet, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card or vote by telephone or internet in advance of the meeting just in case your plans change.

        If you have voted the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of paper copies of the proxy materials?

        We are using the Securities and Exchange Commission notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about April 13, 2017, we sent our stockholders by mail a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a Notice Regarding the Availability of Proxy Materials, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or as provided below.

        Full copies of the proxy statement and other materials for the 2017 Annual Meeting are available on the internet through our website at www.busey.com by clicking on "Investor Relations" or by going to http://ir.busey.com.

How can I request and receive a paper or e-mail copy of the proxy materials?

        If you want to receive a paper or e-mail copy of the 2016 Annual Report, proxy statement and proxy card, you must request them. There is no charge for requesting a copy of these documents, but you will be required to enter your 16-digit control number. Please choose one of the following methods to make your request:

By internet: www.proxyvote.com
By telephone: 1-800-579-1639
By e-mail: sendmaterial@proxyvote.com

        Please make the request as instructed above on or before May 10, 2017 to facilitate timely delivery.

What matters will be voted on at the meeting?

        You are being asked to vote on: (i) the election of thirteen directors of First Busey for a term of one year expiring in 2018; (ii) a nonbinding, advisory proposal to approve the compensation of our named executive officers (the "NEOs"), which is referred to as the "say-on-pay" proposal; and (iii) the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017. These matters are more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

        Your vote is important. We encourage you to submit your proxy promptly. Internet and telephone proxy submission is available through 10:59 p.m., central time, on May 23, 2017. You may submit your proxy or vote in one of the following ways:

        Submit Your Proxy By Telephone.    You have the option to submit your proxy by telephone. In order to submit your proxy by telephone, please go to www.proxyvote.com and log in using the 16-digit control number provided on your Notice Regarding the Availability of Proxy Materials. You will be provided with a telephone number for submitting your proxy at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card will have a toll-free telephone number that you may use to submit your proxy.

        When you submit your proxy by telephone, you will be required to enter your 16-digit control number, so please have it available when you call. You may submit your proxy by telephone 24 hours a day. The telephone proxy submission system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your voting instructions.

        Submit Your Proxy By Internet.    You may also submit your proxy by the internet. The Notice Regarding the Availability of Proxy Materials indicates the website you may access for internet proxy submission using the 16-digit control number included in the notice. You may submit your proxy by the internet 24 hours a day. As with telephone proxy submission, you will be able to confirm that the system has properly recorded your voting instructions. You may incur telephone and internet access charges if you submit your proxy by the internet.

        Submit Your Proxy By Mail.    If you elect to receive your proxy materials by mail and you are a holder of record, you can submit your proxy by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can submit your voting instructions by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

        If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted "FOR" all nominees for director named in this proxy statement, "FOR" the say-on-pay proposal and "FOR" the ratification of the appointment of RSM US LLP.

        Vote in Person.    If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Even if you plan to attend the meeting, you should vote your proxy card in advance of the meeting just in case your plans change. Please note that if your shares are held in street name, you will need to arrange to obtain a "legal proxy" from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or other fiduciary, who votes my shares?

        If you received this proxy statement from your broker or other fiduciary who may hold your shares, your broker or other fiduciary should have given you instructions for directing how they should vote your shares. It will then be their responsibility to vote your shares for you in the manner you direct. If you want to vote in person at the meeting, you will need to arrange to obtain a "legal proxy" from your broker or other fiduciary in order to vote in person at the meeting.

        Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters if they have not received such voting instructions (commonly referred to as a "broker nonvote"). The ratification of the appointment of RSM US LLP is considered a routine matter, so your broker or other fiduciary may vote on this matter even if you do not provide voting instructions. However, the election of directors and the "say-on-pay" proposal are each considered a nonroutine matter. Thus, if you do not provide instructions to your broker or other fiduciary as to how it should vote the shares beneficially owned by you, your broker or other fiduciary generally will not be permitted to vote the shares beneficially owned by you on any of these matters.

        We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

        A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on their voting form. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy from your broker or other fiduciary. Requesting a legal proxy prior to the deadline stated above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

What does it mean if I receive more than one Notice Regarding the Availability of Proxy Materials?

        It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To vote ALL of your shares by proxy, please follow the separate voting instructions that you received for the shares of common stock held in each of your different accounts.

What if I change my mind after I vote my proxy card?

        If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  •
  using the internet or telephone methods described above, in which case only your last internet or telephone proxy submitted prior to the deadline will be counted;

  •
  signing another proxy with a later date and returning that proxy to:

    First Busey Corporation
    Attn: Mary E. Lakey
    100 W. University Avenue
    Champaign, Illinois 61820

  •
  sending notice to us at the address and attention above that you are revoking your proxy; or

  •
  voting in person at the meeting (attendance at the meeting will not in and of itself constitute the revocation of a proxy).

        If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker or fiduciary to revoke your proxy.

How many shares must be present in order for there to be a quorum at the 2017 Annual Meeting?

        A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

  •
  is present and votes in person at the meeting; or

  •
  has properly submitted a signed proxy card or other form of proxy.

        On March 27, 2017, the record date for the 2017 Annual Meeting, there were 38,233,434 shares of common stock issued and outstanding. Therefore, at least 19,116,717 shares need to be present in person or by proxy at the 2017 Annual Meeting.

What happens if a nominee is unable to stand for re-election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than thirteen nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

        In the election of directors you may vote "FOR" or "WITHHOLD AUTHORITY TO VOTE FOR" each nominee. In the say-on-pay vote, ratification of the appointment of RSM US LLP and for any other proposal properly brought before the meeting, you may vote "FOR," "AGAINST" or "ABSTAIN."

How many votes may I cast?

        Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card or Notice Regarding the Availability of Proxy Materials indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

        Directors will be elected by a plurality and the thirteen individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of First Busey. The affirmative vote of a majority of the shares having voting power and present at the meeting will be required to approve the say-on-pay proposal, ratification of the appointment of RSM US LLP and any other matter that arises at the 2017 Annual Meeting. Accordingly, so long as a quorum is present, abstentions will have the same legal effect as a vote "AGAINST" these matters, while broker nonvotes, if any, will have no effect on any matter presented for a vote at the 2017 Annual Meeting. Please note, that because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Executive Management Compensation and Succession Committee.

        In January 2017, First Busey adopted a majority voting policy, which requires an incumbent director who fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election in an uncontested election at a meeting of stockholders to submit his or her resignation following certification of the stockholder vote. Such resignation will first be considered by the members of the Nominating and Corporate Governance Committee (other than the tendering director, if applicable), who will recommend to the board of directors whether to accept or reject the resignation after considering all factors deemed relevant by the committee, including, without limitation, any stated reasons as to why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the "WITHOLD AUTHORITY FOR" votes, the director's tenure and qualifications, the director's past and expected future contributions to First Busey, and the overall composition of the board, including whether accepting the resignation offer would cause First Busey to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The board of directors (other than the tendering director) will then act to accept or reject the committee's recommendation no later than 90 days following the date of the stockholders' meeting after considering the factors considered by the committee and such additional information and factors as the board believes to be relevant.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we will file within four business days after the meeting.

Who bears the cost of soliciting proxies?

        We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1:
ELECTION OF DIRECTORS

        The Nominating and Corporate Governance Committee has nominated the thirteen nominees named below for election as directors at the 2017 Annual Meeting for a term of one year or until their successors have been duly elected and are qualified.

        It is intended that the proxies received in response to this solicitation will be voted for the election of the thirteen persons so nominated, unless otherwise specified. If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the board. No circumstances are presently known which would render a nominee named herein unavailable.

        Set forth below under "Nominees" is certain biographical information concerning each nominee for director, including principal occupation and age as of March 27, 2017, the record date for the 2017 Annual Meeting. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.

Required Stockholder Vote for Election of Directors

        Subject to First Busey's majority voting policy discussed on page 5, the directors are elected by a plurality and the thirteen individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of First Busey.

Board Recommendation

        The board of directors recommends that you vote "FOR" each of the nominees listed below.

Nominees

Name (Age)	Director Since(1)	Positions with First Busey and Principal Occupation for the Past Five Years
Joseph M. Ambrose (59)	1993	Mr. Ambrose is Chairman and Chief Executive Officer of Horizon Hobby, LLC, a global developer, distributor and retailer of radio control products in Champaign, Illinois, and has been since July 2008. Mr. Ambrose has been affiliated with Horizon Hobby since November 2005. We have determined that Mr. Ambrose is "independent" under the rules of NASDAQ.
Stanley J. Bradshaw (59)	2006
		Mr. Bradshaw is a principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations. Mr. Bradshaw served as Chairman of the Board of Pulaski Financial Corp. prior to its merger in 2016 with First Busey. We have determined that Mr. Bradshaw is "independent" under the rules of NASDAQ.
David J. Downey (75)	1992
		Mr. Downey is President of The Downey Group, Inc., an estate planning, wealth transfer and executive compensation organization. We have determined that Mr. Downey is "independent" under the rules of NASDAQ.
Van A. Dukeman (58)	1994
		Mr. Dukeman is President and Chief Executive Officer of First Busey, as well as the Chairman of Busey Bank. Mr. Dukeman also serves as a director of Busey Wealth Management, Inc. and FirsTech, Inc. Mr. Dukeman served as the President and Chief Executive Officer of Main Street Trust, Inc. prior to its merger in 2007 with First Busey.
Stephen V. King (54)	2013
		Mr. King is a founding partner of Prairie Capital, L.P., a private equity firm. Mr. King also serves on the boards of directors of several of Prairie Capital's portfolio companies across a variety of industries. We have determined that Mr. King is "independent" under the rules of NASDAQ.
E. Phillips Knox (70)	1980	Mr. Knox is an attorney with the law firm Tummelson Bryan & Knox, LLP, Urbana, Illinois.
V. B. Leister, Jr. (71)	1996	Mr. Leister is Chairman of Carter's Furniture Inc., Urbana, Illinois. We have determined that Mr. Leister is "independent" under the rules of NASDAQ.
Gregory B. Lykins (69)	1994
		Mr. Lykins is Chairman of First Busey and a director of Busey Bank and Busey Wealth Management, Inc. Mr. Lykins served as the Chairman of Main Street Trust, Inc. prior to its merger in 2007 with First Busey.
August C. Meyer, Jr. (79)	1962	Mr. Meyer is Chairman of Midwest Television, Inc., an owner of television stations. We have determined that Mr. Meyer is "independent" under the rules of NASDAQ.
George T. Shapland (86)	1994	Mr. Shapland is President of Shapland Management Co., a real estate management company. We have determined that Mr. Shapland is "independent" under the rules of NASDAQ.
Thomas G. Sloan (68)	2010
		Mr. Sloan is Chief Executive Officer of Sloan Implement Company, an operator of John Deere dealerships. Mr. Sloan served as a director of Busey Bank from 2007 until his appointment to the First Busey board in 2010. Prior to 2007, he served on the Main Street Trust, Inc. board and audit committee. We have determined that Mr. Sloan is "independent" under the rules of NASDAQ.
Jon D. Stewart (61)	2014
		Mr. Stewart is Chief Executive Officer of TSM Ventures, Inc., a real estate investment company. Mr. Stewart served as a director of Busey Bank until his appointment to the First Busey Board in 2014. Mr. Stewart had been a Busey Bank Director since 2002. We have determined that Mr. Stewart is "independent" under the rules of NASDAQ.
Phyllis M. Wise (72)	2014
		Dr. Wise is Chief Executive Officer of the Colorado Longitudinal Study. Dr. Wise served as Chancellor of the University of Illinois at its Urbana-Champaign campus and Vice President of the University of Illinois from 2011 to 2015. Dr. Wise was appointed to the First Busey board in 2014. Dr. Wise also serves on the Nike, Inc. Board of Directors. We have determined that Dr. Wise is "independent" under the rules of NASDAQ.

(1)
Indicates the year first elected to the board of directors of First Busey, Main Street Trust, Inc., Main Street Trust's predecessor, BankIllinois Financial Corp., or Pulaski Financial Corp.

        All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer. Finally, except for Dr. Wise (in her capacity as a director of Nike, Inc.) and Mr. Bradshaw (in his capacity as director and Chairman of the Board of Pulaski Financial Corp.), no nominee or director has been a director of another "public corporation" (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, or the "Exchange Act") or of any registered investment company within the past five years.

Director Qualifications

        We have established minimum criteria that we believe each director should possess to be an effective member of our board. Those criteria are discussed in more detail below in this proxy statement. The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

        Joseph M. Ambrose.    We consider Mr. Ambrose to be a qualified candidate for service on the board and Executive Management Compensation and Succession Committee due to his business and financial expertise acquired as a senior executive officer of a prominent global business headquartered in the Champaign-Urbana community.

        Stanley J. Bradshaw.    We consider Mr. Bradshaw to be a qualified candidate for service on the board and Nominating and Corporate Governance Committee due to his extensive experience with banks as the former Chairman of the Board of Pulaski Financial Corp. and as a private investor who provides the Board with important insight into the financial markets and valuation issues, as well as insight into stockholder perspectives.

        David J. Downey.    We consider Mr. Downey to be a qualified candidate for service on the board, Executive Management Compensation and Succession Committee and Nominating and Corporate Governance Committee due to his business and financial expertise acquired as the founder and long-time president of a prominent business in the Champaign-Urbana community. Mr. Downey's firm provides estate planning, wealth transfer and executive compensation services, which gives him specialized knowledge particularly relevant to his service on the Executive Management Compensation and Succession Committee. His specialized knowledge also is particularly relevant to First Busey's wealth management business.

        Van A. Dukeman.    We consider Mr. Dukeman to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey's operations he has acquired as its President and Chief Executive Officer and as the President and Chief Executive Officer of Main Street Trust, Inc. and its predecessors prior to its merger with First Busey in 2007.

        Stephen V. King.    We consider Mr. King to be a qualified candidate for service on the board and Executive Management Compensation and Succession Committee due to his business and financial expertise acquired through his experience as a founding partner and managing member of a private equity firm, as well as due to his experience and knowledge gained as a member of the boards of directors of several of his firm's portfolio companies, which operate in a variety of industries.

        E. Phillips Knox.    We consider Mr. Knox to be a qualified candidate for service on the board due to his skills and expertise in legal services specific to banking organizations and his intimate knowledge of the First Busey organization due to his long-time service as a member of the board.

        V. B. Leister, Jr.    We consider Mr. Leister to be a qualified candidate for service on the board and Audit Committee due to his business and financial expertise acquired as a long-time senior executive officer of a successful small business in the Champaign-Urbana community.

        Gregory B. Lykins.    We consider Mr. Lykins to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey's operations he has acquired as its Vice Chairman and Chairman, and as the Chairman of Main Street Trust, Inc. and its predecessors prior to its merger with First Busey in 2007.

        August C. Meyer, Jr.    We consider Mr. Meyer to be a qualified candidate for service on the board and Executive Management Compensation and Succession Committee due to his extensive business and financial expertise acquired through involvement and service with a variety of successful business ventures, and because of his prominence in the Champaign-Urbana community. His business experience includes being an owner, director, President and now Chairman of Midwest Television, Inc., a successful owner of television and radio stations, and a founder and former partner of Meyer Capel, one of the largest law firms in Central Illinois. Most recently, Mr. Meyer co-founded Armory Capital LLC, a private investment company that owns and provides management services to multiple other business enterprises. Mr. Meyer has been a major stockholder of First Busey and, prior to the merger of First Busey and Main Street Trust, Inc. in 2007, of Main Street Trust, Inc. and its predecessors since the 1960s.

        George T. Shapland.    We consider Mr. Shapland to be a qualified candidate for service on the board, Nominating and Corporate Governance Committee and Audit Committee due to his extensive business and financial expertise acquired through founding and operating a successful commercial real estate business headquartered in the Champaign-Urbana community and through other successful business ventures.

        Thomas G. Sloan.    We consider Mr. Sloan to be a qualified candidate for service on the board, Audit Committee and Nominating and Corporate Governance Committee due to his skills and expertise acquired as the Chief Executive Officer of a successful Midwest business headquartered in Assumption, Illinois, as well as his intimate familiarity with First Busey's operations acquired as a director of Busey Bank and First Busey since 2007 and 2010, respectively, and of Main Street Trust Inc. prior to its merger with First Busey in 2007.

        Jon D. Stewart.    We consider Mr. Stewart to be a qualified candidate for service on the board and Audit Committee due to his strategic insight, business expertise and success in managing multi-channel operations in market geographies similar to First Busey. Additionally, the board has determined that Mr. Stewart's level of education and experience qualifies him to serve as the "audit committee financial expert" on the Audit Committee, under the regulations of the Securities and Exchange Commission.

        Phyllis M. Wise.    We consider Dr. Wise to be a qualified candidate for service on the board and Nominating and Corporate Governance Committee due to her experience in leading a globally-recognized academic institution and serving as director of a large public company.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

General

        Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of First Busey, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are generally held every two months, special meetings held from time to time and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisers, such as our legal counsel, auditors and other consultants.

        A majority of our directors are "independent," as defined by NASDAQ listing standards, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Generally, the board undertakes an annual review of director independence. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions related to, among other things, independence and related-party transactions.

        In considering Mr. Downey's independence, our board of directors took into consideration his role as President of The Downey Group, Inc., which in 2016 received life insurance commissions of $27,070 relating to Busey Bank insurance coverage. In considering Mr. Meyer's independence, our board of directors took into consideration his role as Chairman of Midwest Television, Inc. (where Mr. Meyer's daughter is the President and a controlling stockholder), which is a 50% partner of an entity that leases property to First Busey. The board of directors ultimately determined that both Mr. Downey and Mr. Meyer are "independent" because the life insurance payments and the lease payments, respectively, did not interfere with their exercise of independent judgment in carrying out responsibilities as a director. In considering Mr. Knox's independence, however, the board determined that Mr. Knox is not "independent" because of the amount of legal services that Mr. Knox's law firm provides for First Busey and related entities. Additionally, because of their current or past positions as executive officers of First Busey, Messrs. Dukeman and Lykins are not considered "independent."

        Our board of directors held six regular meetings, two special meetings, and two board study sessions during 2016. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. Our independent directors met three times in executive session during 2016, and we expect that they will meet at least two times in executive session during 2017. We require all our directors to attend the annual meeting of our stockholders. Last year all but one of our directors then serving attended the annual meeting, and we expect all of our directors will attend the 2017 Annual Meeting.

        The board of directors has established an Executive Management Compensation and Succession Committee, a Nominating and Corporate Governance Committee and an Audit Committee, each of which is made up solely of independent directors.

        Any stockholder who wishes to contact the full board may do so by contacting the board: (i) in writing, in care of First Busey Corporation, 100 W. University Avenue, Champaign, Illinois 61820; or (ii) electronically, through the hyperlink available at our website at www.busey.com. Communications to the full board should be directed to Mary E. Lakey, Corporate Secretary, who will then forward all appropriate comments and communications to the board, while communications to the independent directors should be directed to Mr. Downey.

Executive Management Compensation and Succession Committee

        The Executive Management Compensation and Succession Committee met twelve times in 2016. In 2016, the Executive Management Compensation and Succession Committee was comprised of Joseph M. Ambrose (Chairman), David J. Downey, Stephen V. King and August C. Meyer, Jr., each of whom is an "independent" director as defined by NASDAQ listing requirements and Rule 10C-1 under the Exchange Act, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Exchange Act. We expect that each current member of the Executive Management Compensation and Succession Committee will serve throughout 2017. The Executive Management and Succession Committee charter is available at our website at www.busey.com under "Investor Relations."

        The responsibilities of the Executive Management and Succession Committee include the approval, and recommendation to the full board in certain circumstances, of the compensation of our Chief Executive Officer and other senior executive officers. The Executive Management Compensation and Succession Committee also reviews and analyzes existing and potential management succession issues.

Audit Committee

        The Audit Committee provided an update to the board of directors at its six regular meetings during 2016 and met separately from the full board five times in 2016. In 2016, the Audit Committee was comprised of V.B. Leister, Jr. (Chairman), George T. Shapland, Thomas G. Sloan and Jon D. Stewart. We expect that each current member of the Audit Committee will serve throughout 2017. Each of the current committee members is considered "independent" according to NASDAQ listing requirements and Rule 10A-3 under the Exchange Act, as required for audit committee membership. The board of directors has determined that Mr. Stewart qualifies as an "audit committee financial expert" under the regulations of the Securities and Exchange Commission based on his level of education and experience, as described previously in this proxy statement.

        The responsibilities and functions of the Audit Committee and its activities during 2016 are described in detail under the heading "Report of the Audit Committee" in this proxy statement. The Audit Committee charter is available at our website at www.busey.com under "Investor Relations."

        The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee reviews and approves all related-party transactions, except for those lending relationships and transactions that are approved under the Bank's policies. The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by our auditors and tax accountants, RSM US LLP, to First Busey or any of our affiliates. Additionally, the Audit Committee also pre-approves other services provided by third parties related to compliance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and tax and accounting matters. The pre-approval procedures also allow Mr. Leister, the committee's Chairman, to individually pre-approve services in the event that a meeting cannot be held prior to the necessary action.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee met five times in 2016. In 2016, the Nominating and Corporate Governance Committee was comprised of David J. Downey (Chairman), Stanley J. Bradshaw, Thomas G. Sloan, George T. Shapland and Phyllis M. Wise, each of whom is considered "independent" according to NASDAQ listing requirements. We expect that each current member of the Nominating and Corporate Governance Committee will serve throughout 2017. Responsibilities of the Nominating and Corporate Governance Committee include the nomination of individuals as members of the board, including the review of qualifications of directors to stand for re-election and the implementation and maintenance of our corporate governance procedures. The Nominating and Corporate Governance Committee charter is available at our website at www.busey.com under "Investor Relations."

        The Nominating and Corporate Governance Committee reviews qualified candidates for directors and focuses on those who present varied, complementary backgrounds that emphasize both business experience and community standing. While we do not have a separate diversity policy, the committee does consider the diversity of our directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The Nominating and Corporate Governance Committee also believes that directors should possess the highest personal and professional ethics.

        The Nominating and Corporate Governance Committee has established the following minimum criteria, which it considers necessary for service on the board:

  •
  possession of the highest personal and professional ethics, integrity and values;

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  effective leadership and sound judgment in the nominee's professional life;

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  exemplary management and communication skills;

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  active leadership in the nominee's profession, business or organization;

  •
  knowledge of business, economic and community issues;

  •
  a lack of conflicts of interest that would prevent the nominee from serving on the board; and

  •
  for non-employee nominees, independence from management to the extent required in order for a majority of the board to be made up of directors who meet the definition of an "independent director" as set forth by NASDAQ.

        The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate for director and identifies nominees by consensus.

        The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for director nominees for 2017. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2017.

Director Nominations and Qualifications

        In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee at the 2018 Annual Meeting, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at 100 W. University Avenue, Champaign, Illinois 61820, between February 23, 2018 and March 25, 2018. The stockholder's notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above. Once elected, each director is subject to First Busey's director stock ownership policy. Previously this policy required each director to own stock in First Busey in an amount equal to two times his or her annual cash retainer. However, in early 2014, the board of directors amended this stock ownership policy such that each director is now required to own stock in First Busey in an amount equal to three times his or her annual cash retainer, which is currently $25,000. In conjunction with the amendment of this policy, directors were given up to five years to increase their respective stock ownership in order to comply with the new ownership requirements.

        For the 2017 Annual Meeting, the Nominating and Corporate Governance Committee nominated for election to the board all thirteen incumbent directors. First Busey did not receive any stockholder nominations for directorships for the 2017 Annual Meeting.

Other Stockholder Proposals

        If a stockholder intends to present a proposal at First Busey's 2018 Annual Meeting, our Corporate Secretary must receive notice of such matter between February 23, 2018 and March 25, 2018 to be considered timely. The notice must otherwise comply with our bylaws.

Board Leadership Structure

        The positions of Chairman of the Board and Chief Executive Officer are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and stockholders. With the Chairman's assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.

        The position of "lead" independent director is currently filled by Mr. Downey. The Nominating and Corporate Governance Committee will review this appointment annually and the full board will have the opportunity to ratify the committee's selection. The lead independent director assists the board in assuring effective corporate governance and serves as Chairman of the independent director sessions.

Board's Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition or risk-related behavior that may be affected by our compensation plans. Management is responsible for the day-to-day management of risks First Busey faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. We also have a Chief Risk Officer, who is responsible for the coordination and oversight of the organization's risk management processes. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team's senior risk officers regarding comprehensive organizational risk as well as particular areas of concern. The board's Executive Management Compensation and Succession Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are separately responsible for overseeing our credit risk.

        We believe that establishing the right "tone at the top" and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing First Busey. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Code of Ethics

        We have a code of ethics in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The text of this code of ethics may be found under "Investor Relations" on our website at www.busey.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

DIRECTOR COMPENSATION

        In general, director compensation for non-employee directors who served on the board during 2016 included a cash retainer and share-based compensation in the form of deferred stock units ("DSUs"). DSUs are subject to the same terms as restricted stock units ("RSUs"), except that, following vesting, settlement occurs within 30 days following the earlier of separation from the board or a change in control of First Busey.

        The Compensation and Succession Committee utilized an external consultant, Frederic W. Cook & Co., Inc. ("F.W. Cook") and legal counsel to review director compensation in 2016. Based on their recommendations, effective July 2016, all non-employee directors shall each receive an annual cash retainer of $25,000, the Chairman of the Audit Committee shall receive $7,500 annually; the Chairman of the Executive Management Compensation and Succession Committee and Chairman of the Nominating and Corporate Governance Committee shall each receive $5,000 annually; and any director serving on the Director's Loan Committee, shall each receive $6,000 annually. In addition, a director shall receive $600 for each committee meeting (attended or telephone) outside of regular Board meetings.

        During 2016, each of the directors received a cash retainer of $21,250, except for Mr. Bradshaw, who was appointed to the board on July 25, 2016 and received a cash retainer of $6,250, and Mr. Lykins. Each of the directors, except Mr. Lykins, also received 1,250 DSUs which vest over a twelve-month period following the grant date or at the next annual stockholders' meeting, whichever is earlier. Mr. Leister received an additional cash retainer of $7,500 for service as Chairman of the Audit

Committee. Additionally, Messrs. King, Shapland, Sloan and Stewart received additional cash retainers of $3,000, $5,400, $5,100 and $1,200, respectively, for service on the Audit Committee. Mr. Ambrose and Mr. Downey each received additional cash retainers of $5,000 for service as Chairman of the Executive Management Compensation and Succession Committee and Chairman of the Nominating and Corporate Governance Committee, respectively. Messrs. Sloan and Bradshaw and Dr. Wise also each received cash retainers of $600 for service on the Nominating and Corporate Governance Committee. Mr. Knox and Mr. Stewart each received additional cash retainers of $6,000 for service on the Director's Loan Committee.

        During 2010, Mr. Lykins, who is Chairman of the Board, entered into a letter of understanding with First Busey that treats him as a non-officer, at-will employee of First Busey such that he does not receive director fees. Under this letter, Mr. Lykins is entitled to an annual salary, participation in First Busey's general benefits programs and discretionary cash bonuses and equity-based awards as determined in the sole discretion of the Executive Management Compensation and Succession Committee.

Name(1)	Fees Earned and Paid in Cash ($)	Stock-Awards ($)(2)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Joseph M. Ambrose	$26,250	$28,050	—	—		$54,300
Stanley J. Bradshaw	$6,850	$27,988	—	—		$34.838
David J. Downey	$26,250	$28,050	—	—		$54,300
Stephen V. King	$24,250	$28,050	—	—		$52,300
E. Phillips Knox	$27,250	$28,050	—	—		$55,300
V. B. Leister, Jr.	$28,750	$28,050	—	—		$56,800
Gregory B. Lykins	—	$120,009	$40,650	$399,379	(5)	$560,038
August C. Meyer, Jr.	$21,250	$28,050	—	—		$49,300
George T. Shapland	$26,650	$28,050	—	—		$54,700
Thomas G. Sloan	$26,950	$28,050	—	—		$55,000
Jon D. Stewart	$28,450	$28,050	—	—		$56,500
Phyllis M. Wise	$21,850	$28,050	—	—		$49,900

(1)
As our President and Chief Executive Officer, Mr. Dukeman receives no additional compensation for service on the board of directors. His compensation is included in the "Compensation of Named Executive Officers" section of this proxy statement.

(2)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of DSUs granted during 2016 valued in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 17 to our audited financial statements for our fiscal year ended December 31, 2016. Pursuant to a letter of understanding between First Busey and Mr. Lykins, he is eligible for discretionary equity awards, as determined in the sole discretion of the Executive Management Compensation and Succession Committee.

(3)
The aggregate number of stock options outstanding and DSUs not vested at December 31, 2016 for each director was as follows:

Joseph M. Ambrose—5,000 stock options and 1,250 DSUs.
Stanley J. Bradshaw—no stock options and 1,250 DSUs.
David J. Downey—6,550 stock options and 1,250 DSUs.
Stephen V. King—no stock options and 1,250 DSUs.
E. Phillips Knox—5,000 stock options and 1,250 DSUs.
V.B. Leister, Jr.—5,000 stock options and 1,250 DSUs.
Gregory B. Lykins—5,000 stock options and 39,702 DSUs.
August C. Meyer, Jr.—6,550 stock options and 1,250 DSUs.
George T. Shapland—6,550 stock options and 1,250 DSUs.
Thomas G. Sloan—1,550 stock options and 1,250 DSUs.
Jon D. Stewart—no stock options and 1,250 DSUs.
Phyllis M. Wise—no stock options and 1,250 DSUs.

(4)
Represents above-market interest on deferred compensation. Interest under the First Busey Executive Deferred Compensation Plan is determined according to the plan document and is 125% of the declared interest rate on Security Life Corp. III policies for the current calendar month as determined by Security Life of Denver (or any successor thereto). If that rate is no longer published or no longer deemed appropriate by the Executive Management Compensation and Succession Committee, the committee may select a substantially similar rate. During 2016, interest under the First Busey Executive Deferred Compensation Plan accrued at a rate of 5.31% per annum.

(5)
Pursuant to a letter of understanding between First Busey and Mr. Lykins, he receives an annual salary, which was increased to $215,000 effective July 1, 2016. Mr. Lykins' total salary payments in 2016 were $207,500, and he received a discretionary annual cash bonus of $150,000 in March 2017 for the 2016 performance period. Mr. Lykins also received the following benefits: $23,179 in group life and disability insurance premiums, $10,600 in a matching contribution to his 401(k) account, $7,950 in employer contributions to the First Busey Corporation Profit Sharing Plan and $150 in other benefits.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter adopted by the board, the Audit Committee is responsible for: (i) the oversight of the quality and integrity of our accounting, auditing and financial reporting practices; (ii) the oversight of our internal and external auditors; (iii) the resolution of disagreements between management and the auditors regarding financial reporting; and (iv) the determination of the independence of the external auditors. During 2016, the Audit Committee, separate of the full board, met five times to review and discuss the interim financial information contained in each 2016 quarterly earnings announcement, as well as our audited financial statements for the year ended December 31, 2015, which were filed with the Securities and Exchange Commission in March 2016, with management and the independent auditors.

        In discharging its oversight responsibility as to the audit process for the fiscal year ended December 31, 2016, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and First Busey that might bear on the auditor's independence as required by the Public Company Accounting Oversight Board, discussed with the independent auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor's independence. The Audit Committee also discussed with management, the internal auditors and the independent auditor the quality and adequacy of First Busey's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.

        The Audit Committee discussed and reviewed with the independent auditor all communications required to be discussed in accordance with Public Company Accounting Oversight Board ("PCAOB") Auditing Standard 1301 (Communications With Audit Committees), and has received and discussed the written disclosures and the letter from our accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and our accounting firm, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Audit Committee:
V. B. Leister, Jr. (Chairman)
George T. Shapland
Thomas G. Sloan
Jon D. Stewart

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 27, 2017, by all directors and director nominees, by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each NEO and by all directors and executive officers as a group.

        The number of shares beneficially owned by each director, director nominee, 5% stockholder or NEO is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole and/or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 27, 2017, through the exercise of any option or other right.

        Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest. In some cases, the person has disclaimed beneficial interest in certain of these shares.

        In 2014, our board of directors adopted a policy which generally prohibits our directors and officers from hedging their economic interests in our securities or, without the prior approval of the Nominating and Corporate Governance Committee, pledging shares of our common stock as security for lending relationships. Exempt from this policy, however, are shares which were already pledged as security at the time of the policy's adoption. Shares pledged pursuant to this policy are noted in the footnotes to the table below.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percentage of Outstanding Shares
Board of Directors:
Joseph M. Ambrose	77,809	*
Stanley J. Bradshaw	275,084	*
David J. Downey(2)	269,127	*
Van A. Dukeman(3)	221,368	*
Stephen V. King	64,520	*
E. Phillips Knox(4)	120,815	*
V. B. Leister, Jr.(5)	38,912	*
Gregory B. Lykins(6)	1,367,445	3.6%
August C. Meyer, Jr.(7)	248,200	*
George T. Shapland(8)	359,058	*
Thomas G. Sloan(9)	221,011	*
Jon D. Stewart	13,621	*
Phyllis M. Wise	5,691	*
Other Named Executive Officers:
Robin N. Elliott	73,186	*
Robert F. Plecki, Jr.	60,616	*
John J. Powers	48,847	*
Christopher M. Shroyer	50,488	*
All Directors and Current Executive Officers as a Group (21 Persons)	3,668,513	9.6%
Other Beneficial Owners of More than 5% of Our Common Stock:
BlackRock, Inc.(10) 55 East 52nd Street New York, NY 10055	2,098,177	5.5%
Wellington Management Group LLP(11) 280 Congress Street Boston, MA 02210	2,592,825	6.8%
Elisabeth M. Kimmel(12) C/O First Busey Corporation 100 W. University Ave. Champaign, IL 61820	2,422,490	6.3%

*
Less than one percent.

(1)
Includes shares that can be acquired through stock options available for exercise within 60 days of March 27, 2017, for the following individuals, in the amounts indicated below.

Joseph M. Ambrose	5,000
Stanley J. Bradshaw	—
David J. Downey	6,550
Van A. Dukeman	—
Robin N. Elliott	—
Stephen V. King	—
E. Phillips Knox	5,000
V. B. Leister, Jr.	5,000
Gregory B. Lykins	5,000
August C. Meyer, Jr.	6,550
Robert F. Plecki, Jr.	—
John J. Powers	—
George T. Shapland	6,550
Christopher M. Shroyer	—
Thomas G. Sloan	1,550
Jon D. Stewart	—
Phyllis M. Wise	—
All directors and officers as a group	41,200
(2)
Includes 471 shares owned by Mr. Downey's spouse.

(3)
Includes 2,201 shares owned by Mr. Dukeman's spouse. Also includes 101,430 shares pledged as security pursuant to certain lending arrangements.

(4)
Includes 34,166 shares owned by Mr. Knox's spouse, of which Mr. Knox disclaims beneficial ownership pursuant to Rule 13d-4.

(5)
Includes 5,355 shares owned by Mr. Leister's immediate family. Also includes 1,125 shares owned by a business entity controlled by Mr. Leister over which he has voting power.

(6)
Includes 448,722 shares held in the August C.F. Meyer Exempt TRU/A August C. Meyer Jr. 2001 Trust, for which Mr. Lykins serves as trustee and has sole voting and investment power and 694,294 shares held in the Elisabeth M. Kimmel Exempt TRU/A August C. Meyer Jr. 2001 Trust, for which Mr. Lykins serves as trustee and has sole voting and investment power. Also includes 2,239 shares owned by Mr. Lykins' spouse and 146,666 shares pledged as security pursuant to certain lending arrangements.

(7)
Includes 235,653 shares held in grantor trusts over which Mr. Meyer has investment authority. Excludes 694,294 shares held by the Elisabeth M. Kimmel Exempt TRU/A August C. Meyer Jr. 2001 Trust, over which Mr. Meyer has no voting or investment power. Also excludes 448,722 shares held by the August C.F. Meyer Exempt TRU/A August C. Meyer Jr. 2001 Trust, over which Mr. Meyer has no voting or investment power.

(8)
Includes 346,511 shares pledged as security pursuant to certain lending arrangements.

(9)
Includes 548 shares owned by Mr. Sloan's spouse.

(10)
As reported on a Schedule 13G/A filed on January 30, 2017.

(11)
As reported on a Schedule 13G filed on February 9, 2017. Wellington Management Group LLP has indicated that all such shares are held in its capacity as an investment adviser and are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent (5%) of the class of shares.

(12)
As reported to First Busey by Ms. Kimmel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. We believe that during 2016, our executive officers, directors and 10% stockholders timely filed reports required to be filed under Section 16(a), except for one late filing on Form 4 filed by Mr. Curt Anderson relating to a sale of stock and one late filing on Form 4 filed by Mr. David Downey relating to a sale of stock. In making the foregoing statements, we have relied solely upon the written representations of our directors, executive officers and 10% stockholders and reports filed with the Securities and Exchange Commission.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion & Analysis ("CD&A") describes our compensation philosophy and policies for 2016 as applicable to our NEOs, as defined under Securities and Exchange Commission rules, who are listed in the Summary Compensation Table below. This CD&A explains the structure and rationale associated with each material element of the total compensation of our NEOs, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.

2016 Business Highlights

        We take pride in the progress made by our Company in 2016 to maintain a strong balance sheet while producing important earnings growth. We are pleased to have completed the acquisition of Pulaski Financial Corp. in 2016. This acquisition rapidly accelerated growth in nearly every financial measure and created a Midwest community bank with greater scale and improved operating efficiency, along with geographic and balance sheet diversification. Our commitment to premier customer service remains strong, as well as our commitment to remain locally invested in our employees and the communities we serve. First Busey's management team remained disciplined in its focus on capital, credit and efficiency.

  •
  Capital Management Strategies—The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends. Our return on Average Tangible Common Equity grew to 11.68% in 2016 from 11.48% in 2015. Furthermore, as of December 31, 2016, we remained well-capitalized, exceeding regulatory standards with a Tier 1 Capital ratio of 12.92%.

  •
  Credit Quality—Our commitment to credit quality remains strong. Our nonperforming loans were $21.6 million and $12.8 million at December 31, 2016 and 2015, respectively. Non-performing loans as a percentage of total portfolio loans continued to be low at 0.56% and 0.49% at December 31, 2016 and 2015, respectively.

  •
  Efficiency Initiatives—During 2016, the Company remained focused on expense discipline with a continuing commitment to deliver optimal value to our stockholders. The efficiency ratio improved in 2016 to 61.80% from 62.84% in 2015.

        With an active growth plan, our strong capital position, an attractive core funding base and a sound credit foundation, we feel confident that we are well positioned moving into the new year. Further, in 2017, we announced the signing of definitive agreements with First Community Financial Partners, Inc. and Mid Illinois Bancorp, Inc. In 2017, we will continue to monitor our investments and revenue growth with the greatest of care as we strive to deliver optimal value to our stockholders. We will hold ourselves accountable for performance results as we nurture and build upon our strategies for long-term growth.

Chief Financial Officer Transition

        On February 22, 2016, First Busey announced several modifications to assigned positions on its management team. The modifications were determined after assessing the current operating environment, evaluating future growth opportunities, including the acquisition of Pulaski Financial Corp., and discussions with the boards of directors and executive management of First Busey, Busey Bank and Busey Wealth Management, Inc. As a result of this, Robin N. Elliott, currently Chief Financial Officer of First Busey, has assumed responsibility as Chief Operating Officer (including principal operating officer) of First Busey. Mr. Elliott will continue to serve as Chief Financial Officer (including principal financial officer) of First Busey until a new Chief Financial Officer is named.

2016 Compensation Highlights

  •
  Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, the base salary for each of our NEOs was increased effective July 1, 2016. Salaries for our NEOs had remained substantially unchanged since June 1, 2014.

  •
  Equity grants for 2016 were determined mid-year, consistent with prior practice, to continue emphasizing aligning the interests of our NEOs with those of our stockholders.

2017 Compensation Highlights

  •
  First Busey has not yet made NEO salary determinations for 2017 and expects determinations to be made mid-year.

  •
  Equity grants for 2017 will be determined mid-year, consistent with prior practice, to continue emphasizing aligning the interests of our NEOs with those of our stockholders.

Regulatory Impact on Compensation

        The Executive Management Compensation and Succession Committee made many important decisions in 2016 affecting the compensation of our NEOs. These decisions were the result of many factors, including our financial performance as discussed throughout this CD&A. To more fully understand the decisions of the committee with respect to compensation during 2016 and into 2017, the committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.

        As a publicly-traded financial institution, First Busey must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require First Busey and the Executive Management Compensation and Succession Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment in our compensation decisions is not a recent development.

        Under its Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"), the Federal Deposit Insurance Corporation (the "FDIC") has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution's overall financial condition.

        In addition, the Executive Management Compensation and Succession Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the "Guidance"). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to complement the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness Standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution's attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.

        The Executive Management Compensation and Succession Committee, with the assistance of its advisors and First Busey's management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). In 2014, First Busey adopted a clawback policy that provides the board with authority to recover certain bonus or other incentive compensation paid to any NEO in appropriate circumstances where there has been a restatement of First Busey's financial statements filed with the Securities and Exchange Commission. While the committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when they are finalized and become effective. The committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness Standards and the framework of the Guidance. As such, the committee already adheres, in many respects, to the proposed rules and regulations under the Dodd-Frank Act.

        Finally, in addition to the foregoing, as a publicly-traded corporation, First Busey is subject to the Securities and Exchange Commission's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on First Busey. We do not believe that our incentive compensation plans, programs or arrangements create rights that are reasonably likely to have a material adverse effect on First Busey.

        The Executive Management Compensation and Succession Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for First Busey's NEOs. In this regard, the committee has revisited the components of the frameworks set forth in the Safety and Soundness Standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into First Busey's compensation programs for our NEOs. The committee believes First Busey has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

        In making decisions about executive compensation, in addition to the above, the Executive Management Compensation and Succession Committee considers the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Internal Revenue Code that may limit the tax deductibility of certain compensation unless it is considered performance-based; Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation; and Sections 280G and 4999 of the Internal Revenue Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, the committee also considers how various elements of compensation will impact our financial results. For example, the committee considers the impact of FASB ASC Topic 718, which requires First Busey to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Role of the Executive Management Compensation and Succession Committee

        The Executive Management Compensation and Succession Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs, including reviewing and approving compensation levels, evaluating the performance of our NEOs and considering senior management succession issues. The committee acts pursuant to a charter that has been approved by our full board and can be found at www.busey.com under "Investor Relations." The committee is composed of nonmanagement, independent members of the board.

Compensation Philosophy and Objectives

        We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest with our stockholders. We believe that the most effective compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by First Busey and that aligns executives' interests with those of our stockholders by rewarding performance consistent with established goals, with the ultimate objective of improving stockholder value.

        The Executive Management Compensation and Succession Committee has worked with our management to design compensation programs for all employees that encourage high performance, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. Additionally, the committee evaluates both performance and compensation to ensure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our compensation peers and that we maintain our ability to attract and retain superior employees in key positions. The primary objectives of our executive compensation policies are:

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  to provide market-based compensation to attract, retain, and motivate highly-qualified executives;

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  to reward executives based upon our financial performance at levels competitive with peer companies;

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  to provide incentives for executive officers to work toward targeted successful annual results and strategic objectives;

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  to create opportunity and incentive for our executive officers to be long-term stockholders;

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  to align executive compensation with increases in stockholder value, as measured by favorable long-term results and continued strengthening of First Busey's financial condition;

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  to provide flexibility to recognize, differentiate and reward individual performance; and

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  to identify and prudently manage risks associated with our compensation programs.

        We compensate our executives through a mix of base salary, annual cash incentive awards, equity compensation and other benefits and perquisites designed to reward performance, be competitive with our compensation peers and align management's incentives with the long-term interests of our stockholders, all in accordance with the regulatory requirements described above. Our compensation peer group is described below.

        Because we believe that our executives' compensation should be tied to the success of First Busey and increases in stockholder value, a significant percentage of total compensation has historically been allocated to incentive compensation. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation. Rather, the Executive Management Compensation and Succession Committee reviews information such as that referenced above with respect to our compensation peer group to determine the appropriate level and mix of incentive compensation.

Compensation-Related Governance Policies

        Stock Ownership Policy.    We believe that our named executive officers and nonemployee directors should have and maintain a significant equity interest in the Company. In 2014, First Busey adopted a stock ownership policy for our directors and NEOs to promote a long-term perspective in managing First Busey, and to help align the interests of our stockholders, directors and top executives. All of our NEOs and directors are currently in compliance with these guidelines. The guidelines approved by First Busey, and with which the directors and NEOs have five years to comply, are:

Participant	Target ownership level
Directors	3x annual cash retainer fees
Chief Executive Officer	3x annual salary
All other NEOs	2x annual salary

        Insider Trading Policy.    The Company has an insider trading policy that permits open market transactions in Company stock beginning two trading days after quarterly earnings have been made public until the two weeks before the last day of the quarter end.

        Hedging and Pledging Policy.    The Company's insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company's stock. To our knowledge, none of our officers or directors have entered into a hedging transaction involving Company stock in violation of this prohibition. The Company's insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating and Corporate Governance Committee. To our knowledge, none of our officers or directors has pledged their Company stock in violation of this policy.

        Clawback Policy.    In 2014, First Busey adopted a clawback policy that provides the board with authority to recover certain bonus or other incentive compensation paid to any NEO in appropriate circumstances where there has been a restatement of First Busey's financial statements filed with the Securities and Exchange Commission.

Prior Year's Say-on-Pay Vote

        At First Busey's 2016 Annual Meeting, the nonbinding, advisory proposal to approve the compensation of certain executive officers received the approval of more than 85% of the shares having voting power and present at the meeting. First Busey, the board and the Executive Management Compensation and Succession Committee pay careful attention to communications received from stockholders regarding executive compensation, including the nonbinding, advisory vote and believes that the vote reflects our stockholders' support of our compensation philosophy and the manner in which we compensate our NEOs. First Busey considered the positive result of the 2016 advisory vote on executive compensation, but not for specific 2016 compensation decisions.

Compensation Process

        As described above, the Executive Management Compensation and Succession Committee is responsible for overseeing our executive compensation programs. Each year the Chief Executive Officer presents to the committee the performance results for the previous year for it to consider in determining the appropriate aggregate and individual compensation levels for the current year. In conducting its review, the committee considers quantitative performance results, achievement of individual qualitative goals, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs. The committee also reviews comprehensive summaries that detail the executives' total target and actual compensation for the year. The use of comprehensive summaries allows the committee to have a complete understanding of the executives' compensation and is valuable in the assessment of past and current compensation and how it relates to each executive's duties and responsibilities.

        Generally, annual cash incentive awards are reviewed in the early months of each year following the regulatory process that closes our prior fiscal year. Additionally, the target metrics for the following year's annual cash incentive awards are set and approved in conjunction with the budgeting process in the same time frame.

        Base salary adjustments and equity awards, generally consisting of RSUs, stock options or restricted stock, are generally made in the middle-of each year. Any changes made to the base salaries are normally effective immediately following approval. Changes made to our NEO salary levels are shown below on page 31. No action has yet been taken with respect to salaries for 2017.

        Approval of grants for any newly-hired or promoted executives during the course of the year generally occurs at the Executive Management Compensation and Succession Committee meeting immediately following the hiring or promotion. We granted RSUs to our NEOs during July 2016. We anticipate granting additional RSUs to our NEOs in mid-2017.

        Peer Comparison.    In establishing compensation, in May 2015 and May 2016, the Executive Management Compensation and Succession Committee utilized an external consultant, F.W. Cook, to assist in the independent analysis of external market data on a market reference group. F.W. Cook is independent, reports directly to the chair of the Executive Management Compensation and Succession Committee, and performs no other work for the Company. F.W. Cook also provides the committee input on market place trends and best practices relating to competitive pay levels for executives and board members. Our compensation peer group for our 2016 review included 15 similar publicly-traded financial companies, determined based on asset size, that provide banking and related services in a similar market area as First Busey, as follows:

1st Source Corp. (South Bend, IN)	First Midwest Bancorp, Inc. (Itasca, IL)	First Financial Bancorp (Cincinnati, OH)
Pinnacle Financial Partners, Inc. (Nashville, TN)	CenterState Banks, Inc. (Davenport, FL)	Community Trust Bancorp, Inc. (Pikeville, KY)
Lakeland Financial Corp. (Warsaw, IN)	Heartland Financial USA, Inc. (Dubuque, IA)	Chemical Financial Corporation (Midland, MI)
Great Southern Bancorp, Inc. (Springfield, MO)	First Merchants Corp. (Muncie, IN)	Enterprise Financial Services Corp. (St. Louis, MO)
First Financial Corp. (Terre Haute, IN)	MainSource Financial Group, Inc. (Greensburg, IN)	Old National Bancorp (Evansville, IN)

        The Executive Management Compensation and Succession Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of NEOs. Instead, the committee evaluates the market data prepared by F.W. Cook, along with the other factors listed in this discussion to determine the appropriate compensation levels of each of our NEOs. Prior to retaining F.W. Cook, the committee reviewed its independence as contemplated by the committee's charter and applicable NASDAQ rules, and determined that there were no conflicts of interest that would impair F.W. Cook's independence.

        Role of Executive Officers in Compensation Decisions.    The Executive Management Compensation and Succession Committee is responsible for all compensation decisions affecting our NEOs. Our Chief Executive Officer annually reviews with the committee the performance of each other NEO. This review is generally based on each executive's individual performance and contribution toward our performance during the year. Based on these reviews, the Chief Executive Officer makes specific recommendations first as to annual cash incentive award amounts and, later to the committee regarding adjustments to the base salary and the determination of RSU grants. The committee takes the reviews and recommendations under advisement and exercises its discretion in modifying any recommended adjustments or awards to executives. The Chief Executive Officer does not participate in or make recommendations with respect to his own compensation and is not present during such discussions or determinations. The committee independently reviews the performance of our Chief Executive Officer. As with the reviews of all other NEOs, this review is generally based on the Chief Executive Officer's individual performance and contribution toward our performance during the year. Based on the review, and subject to limitations to ensure deductibility of this compensation, the committee determines in its sole discretion whether to make adjustments to the base salary and annual cash incentive award amounts for the Chief Executive Officer. The decisions of the committee are then recommended to the full board for ratification.

Components of Total Compensation

        The Executive Management Compensation and Succession Committee believes executive compensation packages provided by First Busey to its executives, including our NEOs, should include both cash and equity compensation that reward performance as measured against established corporate and personal goals. By dividing compensation between cash and noncash, or equity, compensation, the committee hopes to incent executives by rewarding them for performance that results in both short-term and long-term improvements in stockholder value. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by our compensation peers, appropriately performance-based, and valued by First Busey's executives.

        For 2016, the principal components of compensation for our NEOs were:

  •
  base salary;

  •
  cash incentive compensation;

  •
  equity incentive compensation; and

  •
  benefits and other perquisites.

        Base Salary.    We provide our NEOs and other employees with base salary to compensate them for services rendered during the year. During its review of base salaries for NEOs, including in the context of negotiating contractual terms with individuals, the Executive Management Compensation and Succession Committee primarily considers:

  •
  individual scope of responsibility;

  •
  years of experience;

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  market data, such as that obtained from a review of our compensation peer group;

  •
  internal review of the executive's compensation, both individually and relative to other officers; and

  •
  individual performance of the executive.

        Salary levels are typically considered annually as part of First Busey's performance review process as well as upon a promotion or other change in job responsibility.

        Cash Incentive Compensation.    All NEOs participate in our annual cash incentive program, under which they can receive incentive compensation, normally in the form of an annual cash payment. Cash incentive awards are cash-based awards, which are generally based on achievement of earnings-per-share or other corporate performance goals and achievement of individual goals, which are intended to reward achievement of short-term company-wide goals that lead to increases in stockholder value.

        Participants in the cash incentive program typically receive awards based on the achievement by First Busey of specified diluted earnings per share and other financial targets at the corporate level, as well as qualitative aspects covering risk management and balance sheet strength, including credit measures. The earnings per share and other financial targets are generally set in the first quarter of each year by the Executive Management Compensation and Succession Committee in conjunction with the Company's budget approval process. The 2016 performance goals for our NEOs were based on several criteria. Each year, typically during the early months of the year, the committee and board set a cash incentive pool that is the aggregate amount eligible to be paid out to all employees in cash incentive awards. Historically, the cash incentive pool has been determined based upon comparison with cash incentive payments of the compensation peer group, contractual requirements and financial performance targets. The amount of an individual's potential incentive award is generally based on a participant's position and individual performance.

        Balance sheet strength remained a priority, and asset quality and capital strength, as well as regulatory performance, were evaluated on a quantitative and qualitative basis. In addition, specific goals were set relating to net interest income, operating expense, return on average assets, non-interest income growth, earnings per share and relative total stock return. Details are provided below under the heading "2016 Compensation Determinations—Cash Incentive Compensation" with respect to the weighting of, and actual performance relative to, each of these goals.

        Subject to certain limitations to ensure tax deductibility, the committee has retained the discretion to adjust any awards determined by the formula to ensure that the final awards made to particular participants are consistent with those made to other executives and to make adjustments to the financial performance objectives for extraordinary events. Individual performance is considered in determining final awards for all cash incentive program participants.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. Our equity compensation programs are also intended to support pay-for-performance, foster employee stock ownership and focus the management team on increasing value for the stockholders. In addition, the committee believes that equity compensation provides balance to the total direct compensation structure, with the bonus program focusing on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term.

        Traditionally, we have granted stock options or RSUs to our NEOs under our equity incentive plans. During the second quarter of 2010, the First Busey adopted the First Busey Corporation 2010 Equity Incentive Plan ("2010 Plan"), which was approved at the annual stockholders meeting on May 19, 2010. At the 2015 stockholders meeting, the stockholders approved an amendment of the 2010 Plan, which among other things, re-approved the performance metrics which may be used under the 2010 Plan. The 2010 Plan is designed to encourage ownership of our common stock by our employees and directors, to provide additional incentive for them to promote the success of our business, and to attract and retain talented personnel. All of our employees and directors and those of our subsidiaries are eligible to receive awards under the 2010 Plan.

        The 2010 Plan is administered by the Executive Management Compensation and Succession Committee. Grants are generally at the discretion of the committee, and generally are made subsequent to the annual stockholders' meeting. We believe it is important to make awards at similar times each year to ensure that the timing of awards does not affect their value. Consistent with timing of our executive evaluation and compensation adjustment cycle, equity grants were made in July 2016. We anticipate granting additional RSUs to our NEOs in mid-2017.

        Equity awards are generally based on the determination of the Executive Management Compensation and Succession Committee and presented to the full board for ratification. When making award decisions, the committee considers the nature of the services rendered or to be rendered by the employee, and the employee's present and potential contributions to the success of First Busey.

        Benefits and Other Perquisites.    Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, disability and basic group life insurance coverage. We provide retirement benefits to all eligible full-time employees under the First Busey Corporation Profit Sharing and 401(k) Plan (the "401(k) Plan"). The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2016, may elect to participate in the 401(k) Plan on the same basis as all other employees. Each of our eligible employees participates in the profit sharing element of the 401(k) Plan.

        All NEOs are provided with death benefits under portable term life insurance policies. The premiums on the term life insurance policies are paid by First Busey on behalf of the covered employee, so long as they remain employed by First Busey. Of our NEOs, only Mr. Shroyer is provided a company automobile.

        Deferred Compensation Plan.    First Busey's Executive Deferred Compensation Plan provides a means for participants to voluntarily defer a portion of their salary or bonus. This plan is an unfunded, nonqualified deferred compensation arrangement. While current participants in the Deferred

Compensation Plan are permitted to continue participating in the plan, it is no longer open to new participants. During 2016, eleven executives deferred compensation under the plan. The aggregate amount owed to executives under the plan is $6,867,675.

        Generally, a participant in the plan will be entitled to receive the value of his or her account at the time of termination. However, in general, if a participant terminates prior to attaining age 55 and accumulating at least five years of total service, the value of earnings credited to his or her account will be recalculated based on a 20% reduction to the interest yield. The default payment schedule under the plan is 120 monthly installments, although a participant can elect to extend the payment schedule in certain circumstances.

        Change in Control Benefits.    Each of Messrs. Dukeman, Elliott, Plecki, Powers and Shroyer is a party to an agreement that provides for certain payments and benefits if his employment is terminated following a change in control. In each instance, if our NEO's employment is terminated by us or the NEO under certain circumstances following a change in control of First Busey, the NEO is entitled to receive certain cash payments and other benefits. The purpose of these payments and benefits is to attract and retain talented executives and to encourage them to pursue transactions that maximize stockholder value, even though their own employment may not be secure following such transaction. Additionally, we believe these agreements help provide for stability in our executive team in the event of a change in control. Further, pursuant to his employment agreement which has been in place since 2006, Mr. Dukeman is also entitled to a tax gross-up, which provides generally that, if he receives payments or benefits in connection with a change in control of First Busey, to the extent such payments or benefits constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount that will offset, on an after-tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code.

Impact of Accounting and Tax Issues on Executive Compensation

        In setting each individual executive's compensation levels, we consider a variety of accounting and tax issues. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to the Chief Executive Officer and our next three highest paid officers (but excluding, in all cases, the Chief Financial Officer), to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as "performance-based compensation." Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

2016 Compensation Determinations

        Base Salaries.    Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, who engaged F.W. Cook to provide a comprehensive peer group compensation analysis, the base salary for each of our NEOs was changed effective July 1, 2016.

        Base salaries for each NEO are set forth below:

Executive Officer	2014 Salary	2015 Salary	2016 Salary
Van A. Dukeman	$550,000	$550,000	$600,000
Robin N. Elliott	$275,000	$275,000	$325,000
Robert F. Plecki, Jr.	$275,000	$275,000	$300,000
John J. Powers(1)	—	—	$260,000
Christopher M. Shroyer	$275,000	$275,000	$300,000

(1)
Mr. Powers was not a NEO in 2014 or 2015.

        Cash Incentive Compensation.    The Executive Management Compensation and Succession Committee determined NEO annual cash bonuses for the 2016 performance period in March 2017. Cash bonuses were paid in March 2017 to Messrs. Dukeman, Elliott, Plecki, Powers, and Shroyer, respectively, in the following amounts: $450,000; $300,000; $190,000; $200,000; and $200,000. The 2016 performance goals for our NEOs were based on several criteria, including performance to financial targets, quantitative and qualitative targets for balance sheet strength and risk, including credit and regulatory. The specific goals for our NEOs and performance against financial targets are set forth in the table below.

        Balance sheet strength, profitability and growth, in that order is a mantra that guides our performance culture. Balance sheet strength, based primarily on asset quality, liquidity, and capital strength, along with regulatory performance, were evaluated, with all criteria determined to have been met. Asset quality was good with $24.1 million in non-performing assets, allowance to total portfolio loans of 1.23%, an allowance to non-performing loan ratio of 221.7% and a solid classified asset ratio. Our capital ratios were very strong at both the holding company level and bank level with both entities exceeding our targets of 12% Total Capital and 8% Tier 1 Leverage Ratio. Our liquidity and risk profile remained very strong in 2016. We believe we did not stretch our liquidity or risk profiles to achieve our results for 2016. Aspects considered in this analysis were our level of core funding to overall funding, ratio of liquid assets to assets, available sources of liquidity, relationship with our regulators and regulatory exam results.

Bonus Performance Measures ($ in thousands, except per share data)	2016 Target	2016 Actual	2016 Performance(1)	Weighting	2016 Allocation
Margin growth	$154,591	$154,660	100%	15%	15.0%
Operating expense	$157,422	$147,862	106%	10%	10.6%
Return on average assets	0.92%	1.00%	109%	25%	27.2%
Non-interest income	$78,538	$75,169	96%	15%	14.4%
Earnings per share	$1.29	$1.40	109%	25%	27.1%
Total stock return relative to index average	33.91%	54.02%	159%	10%	15.9%
Total					110.2%

(1)
2016 performance attainment metrics are rounded to the nearest whole percent.

        In 2016, the bonus program provided that our Chief Executive Officer would receive up to 60% of his salary adjusted for the calculated 2016 allocation and all other NEOs would receive up to 50% of their salaries adjusted for the calculated 2016 allocation. A total calculated 2016 allocation of 110.2% is shown in the table above. The Executive Management Compensation and Succession Committee also reserves the right to modify the payouts, in its sole discretion, which it did above the calculated 2016 allocation, to recognize a discretionary component for the significant involvement of each of the NEOs in our strategic initiatives, including the recently announced acquisitions.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that incentive compensation should be an important part of compensation for the leaders of First Busey, both short-term, cash-based programs and long-term, equity-based programs. The committee and board want the incentives to be appropriate and reasonable relative to its peers. During July 2016, First Busey granted discretionary RSU awards to our NEOs as reflected in the "Grants of Plan-Based Awards" table below.

2017 Compensation Determinations

        Base Salaries.    First Busey has not yet made NEO salary adjustments for 2017 and expects determinations to be made mid-year.

        Cash Incentive Compensation.    The 2017 bonus performance measures for our NEOs will remain substantially similar to those employed in 2016, while the actual targeted amount and relative weighting remaining consistent and set with the approval of the 2017 budget. Due to the additional and critical work required to successfully integrate recent and announced acquisitions, for 2017, the target bonus amount for our Chief Executive Officer will be increased to 70% of his base salary and the target bonus amount for each of our other NEOs will be increased to 60% of their respective base salaries. The bonus amounts will remain subject to adjustment to reflect qualitative and regulatory considerations, as noted above, as well as individual performance.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that long-term, equity-based compensation should be an important part of compensation for the leaders of First Busey. Consistent with past practices, the committee will not make 2017 equity grants until mid-year.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE REPORT

        We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussion with management, we have recommended to the board of directors that the CD&A be included in this proxy statement.

Submitted by:

The First Busey Corporation Executive Management Compensation and Succession Committee

Joseph M Ambrose (Chairman)
David J. Downey
Steven V. King
August C. Meyer, Jr.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables quantify and discuss the compensation components provided to our NEOs. All tables should be read in conjunction with the CD&A above. The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow. Each of our NEOs is also a party to an employment agreement with First Busey, the material terms of which are described under "Potential Payments Upon Termination or Change in Control Disclosure."

Summary Compensation Table

        The following table sets forth information concerning the compensation of our NEOs—which consist of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers—in 2016. Salary includes amounts deferred at the officer's election.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)		Stock Awards ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Compensation ($)
Van A. Dukeman President and Chief Executive Officer	2016 2015 2014	$ $ $	575,000 550,000 537,308	$ $ $	450,000 385,000 346,500	$ $ $	385,003 346,502 264,000	$ $ $	36,284 28,077 18,970	$ $ $	27,971 28,834 27,608	$ $ $	1,474,258 1,338,413 1,194,386
Robin N. Elliott Chief Financial Officer and Chief Operating Officer	2016 2015 2014	$ $ $	300,000 275,000 256,731	$ $ $	300,000 190,000 145,000	$ $ $	200,008 144,999 110,000		— — —	$ $ $	20,827 22,109 20,682	$ $ $	820,835 632,108 532,413
Robert F. Plecki, Jr. Chief Credit Officer	2016 2015 2014	$ $ $	287,500 275,000 268,654	$ $ $	190,000 165,000 145,000	$ $ $	165,001 144,999 110,000	$ $ $	12,003 7,419 4,734	$ $ $	23,542 24,743 23,558	$ $ $	678,046 617,161 551,946
John J. Powers(1) General Counsel	2016		$248,500		$200,000		$142,494		—		$23,718		$614,712
Christopher M. Shroyer President and Chief Executive Officer of Busey Bank	2016 2015 2014	$ $ $	287,500 275,000 268,654	$ $ $	200,000 175,000 140,000	$ $ $	175,010 140,002 110,000	$ $ $	12,253 8,901 5,701	$ $ $	23,488 22,936 23,180	$ $ $	698,251 621,839 547,535

(1)
Mr. Powers was not a NEO in 2014 or 2015.

(2)
Amounts reflected for 2016 represent bonuses paid in March 2017 for the 2016 performance period that were determined after the Executive Management Compensation and Succession Committee reflected on final financial results for 2016. Amounts reflected for 2015 represent bonuses paid in March 2016 for the 2015 performance period that were determined after the Executive Management Compensation and Succession Committee reflected on final financial results for 2015. Amounts reflected for 2014 represent bonuses paid in March 2015 for the 2014 performance period that were determined after the Executive Management Compensation and Succession Committee reflected on final financial results for 2014. The material terms of the bonus are described in the "2016 Compensation—Determinations—Cash Incentive Compensation" section of the Compensation Discussion and Analysis.

(3)
Represents the aggregate grant date fair value of restricted stock unit awards in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 17 to our audited financial statements for our fiscal year ended December 31, 2016.

(4)
Represents above-market interest on deferred compensation. Interest under the First Busey Executive Deferred Compensation Plan is determined according to the plan document and is 125% of the declared interest rate on Security Life Corp. III policies for the current calendar month as determined by Security Life of Denver (or any successor thereto). If that rate is no longer published or no longer deemed appropriate by the Executive Management Compensation and Succession Committee, the committee may select a substantially similar rate. During 2016, interest under the First Busey Executive Deferred Compensation Plan accrued at a rate of 5.31% per annum.

(5)
All other compensation for our NEOs during 2016 is summarized in the table immediately below.

Name	Life and Disability Insurance	Employer Contributions to Retirement Plans(a)	Wellness Benefits	Personal Use of Auto	Total All Other Compensation
Van A. Dukeman	$9,271	$18,550	$150	—	$27,971
Robin N. Elliott	$2,217	$18,550	$60	—	$20,827
Robert F. Plecki, Jr.	$4,842	$18,550	$150	—	$23,542
John J. Powers	$6,080	$17,638	—	—	$23,718
Christopher M. Shroyer	$3,540	$18,550	—	$1,398	$23,488

(a)
Includes matching and profit sharing contributions to the 401(k) Plan.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of awards made to our NEOs during 2016 under First Busey's plans.

Name	Type of Award(1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Van A. Dukeman	RSUs	July 11, 2016	17,157	$385,003
Robin N. Elliott	RSUs	July 11, 2016	8,913	$200,008
Robert F. Plecki, Jr.	RSUs	July 11, 2016	7,353	$165,001
John J. Powers	RSUs	July 11, 2016	6,350	$142,494
Christopher M. Shroyer	RSUs	July 11, 2016	7,799	$175,010

(1)
All recipients earn quarterly dividends on their respective RSUs. As recipients do not have actual dividend rights until the shares are transferred in connection with the RSUs, dividends earned are referred to as dividend equivalents. These dividend equivalents are accrued during the vesting period and are subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate. Therefore, dividends earned each quarter compound based upon the updated share balances. Dividend equivalents are reinvested at the stock's market price on the dividend payment date.

(2)
Awards vest July 11, 2021 subject to the grantee's continued service with First Busey, with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability.

(3)
Represents the aggregate grant date fair value of stock and option awards for the year ended December 31, 2016 based on a grant date closing price of First Busey's common stock of $22.44 per share, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning the unvested stock awards held by our NEOs as of December 31, 2016. Market values are presented as of the end of 2016 for outstanding stock awards (based on the price of First Busey's common stock on December 31, 2016 of $30.78).

	STOCK AWARDS(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Van A. Dukeman	66,585	$2,049,486
Robin N. Elliott	29,255	$900,469
Robert F. Plecki, Jr.	30,054	$925,062
John J. Powers	22,903	$704,954
Christopher M. Shroyer	30,251	$931,126

(1)
All stock award grants reflected in this table represent RSUs that vest in accordance with the schedules set forth below subject to the grantee's continued service with First Busey, with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability. See "Potential Payments Upon Termination or Change in Control Disclosure" below for further information. All unvested stock awards reflected in this table do not include dividend equivalents earned during the vesting period. Vesting dates by NEO are as follows:

Van A. Dukeman—8,828 units on July 24, 2017; 8,267 units on August 1, 2018; 15,068 units on June 23, 2019; 17,265 units on June 25, 2020; and 17,157 units on July 11, 2021.

Robin N. Elliott—3,531 units on July 24, 2017; 3,307 units on August 1, 2018; 6,279 units on June 23, 2019; and 7,225 units on June 25, 2020; and 8,913 units on July 11, 2021.

Robert F. Plecki, Jr.—4,237 units on July 24, 2017; 4,960 units on August 1, 2018; 6,279 units on June 23, 2019; and 7,225 units on June 25, 2020; and 7,353 units on July 11, 2021.

John J. Powers—4,960 units on August 1, 2018; 5,365 units on June 23, 2019; and 6,228 units on June 25, 2020; and 6,350 units on July 11, 2021.

Christopher M. Shroyer—4,237 units on July 24, 2017; 4,960 units on August 1, 2018; 6,279 units on June 23, 2019; and 6,976 units on June 25, 2020; and 7,799 units on July 11, 2021.

Option Exercises and Stock Vested in 2016

        Our NEOs did not exercise any stock options in 2016. RSU vesting information in 2016 by NEO is as follows:

Name	Number of shares vested (#)	Value realized on vesting ($)(a)
Van A. Dukeman	7,877	$179,202
Robin N. Elliott	3,151	$71,685
Robert F. Plecki, Jr.	3,544	$80,626
John J. Powers	—	—
Christopher M. Shroyer	3,544	$80,626

(a)
Amounts reflect the value realized upon vesting of RSUs based on the closing price of First Busey stock on the date of vesting.

Nonqualified Deferred Compensation Table

        The following table sets forth information concerning NEO benefits under the First Busey Executive Deferred Compensation Plan. A description of the First Busey Executive Deferred Compensation Plan can be found in the CD&A under "Deferred Compensation Plan."

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Van A. Dukeman	$28,800	$61,804	$1,237,298
Robin N. Elliott	—	—	—
Robert F. Plecki, Jr.	$67,875	$20,395	$432,576
John J. Powers	—	—	—
Christopher M. Shroyer	$28,750	$20,858	$429,068

(1)
Amounts reflect contributions of deferred salary and are included in the "Salary" column, in the Summary Compensation Table for 2016.

(2)
In addition to regular interest and other earnings accrued during 2016, amounts include above-market earnings under the First Busey Executive Deferred Compensation Plan, which above-market earnings are also reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table for 2016. The amount of Aggregate Earnings attributable to above-market earnings for Messrs. Dukeman, Plecki and Shroyer is $36,284, $12,003 and $12,253 respectively.

        The First Busey Executive Deferred Compensation Plan was designed, in part, to assist our executives with retirement planning. While current participants in the Executive Deferred Compensation Plan may continue to participate in the plan, it is no longer open to new participants. Under terms of the First Busey Executive Deferred Compensation Plan, participants are entitled to defer up to 15% of their salary and bonus. First Busey did not make any matching or other employer contributions to the First Busey Executive Deferred Compensation Plan for 2016 for any NEOs. None of the NEOs took a distribution or withdrawal from the First Busey Executive Deferred Compensation Plan for 2016. As of December 31, 2016, deferred amounts accrue interest at a rate of 5.31% per annum. The "Aggregate Balance at Last FYE" column represents the amount due our NEOs as of December 31, 2016.

Potential Payments Upon Termination or Change in Control Disclosure

        Each of Messrs. Dukeman, Elliott, Plecki, Powers, and Shroyer has an employment agreement that provides for certain severance payments following certain termination events, including a termination following a "change in control" of First Busey. Each of Messrs. Dukeman, Elliott, Plecki, Powers, and Shroyer is subject to a confidentiality provision and a one-year noncompetition covenant following the termination of his respective employment. Messrs. Elliott and Powers are also subject to a one-year nonsolicitation covenant of employees and customers following a termination of employment. Payments due upon termination will be paid by First Busey in equal biweekly installments for a period of one year, or two years if the termination is pursuant to a change in control (three years for Mr. Dukeman).

        Mr. Dukeman's agreement provides for one-year employment terms beginning each January 1 that automatically renew each year unless either Mr. Dukeman or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Dukeman's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Dukeman's agreement provides that if he is terminated without cause, if he terminates his employment due to constructive discharge, or if his employment is terminated due to disability or death, he or his named beneficiary will receive an amount equal to the sum of his annual base salary plus the amount of his most recent performance bonus; and if such termination occurs prior to the end of the current agreement term, the value of contributions under First Busey's retirement and employee benefit plans that would have been made through such term if he remained employed (the "Dukeman Severance Payment"). Mr. Dukeman will also be entitled to receive company-paid life, health and disability insurance for one year following the effective date of his termination. Additionally, under his employment agreement, Mr. Dukeman will be entitled to receive the difference between the severance amounts described in the preceding two sentences and the greater of $900,000 or three times the Dukeman Severance Payment if his employment is terminated by First Busey without cause, by him due to constructive discharge or due to his disability or death, in each case within the 18-month period before a change in control of First Busey. Mr. Dukeman will be entitled to receive the greater of $900,000 or three times the Dukeman Severance Payment if: (a) his employment terminates for any reason within the one-year period after a change in control; or (b) his employment is terminated by First Busey for any reason within the 18-month period before, or at any time after, a change in control of First Busey. Mr. Dukeman will also be entitled to receive life, health and disability insurance for the three years following the effective date of such termination pursuant to a change in control. Mr. Dukeman will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement for the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.

        Mr. Elliott's agreement provides for one-year employment terms that automatically renew each year unless either Mr. Elliott or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Elliott's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans, including a $1 million life insurance policy. Mr. Elliott's agreement provides that, in the event that he is terminated without cause or if he terminates for good reason, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus (the "Elliott Severance Payment"). Mr. Elliott will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Elliott's employment without cause, or if he terminates for good reason within one year after a change in control, Mr. Elliott will be entitled to receive an amount equal to two times the Elliott Severance

Payment. Mr. Elliott will also be entitled to receive continued health insurance at the same cost as during his employment for a period of 18 months following the effective date of such a termination pursuant to a change in control.

        Mr. Plecki's agreement provides for one-year employment terms that automatically renew each year unless either Mr. Plecki or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Plecki's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Plecki's agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus plus the value of First Busey's contributions under tax-qualified retirement plans made for the calendar year preceding the year of termination (the "Plecki Severance Payment"). Mr. Plecki will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Plecki's employment without cause, or if he terminates due to constructive discharge within one year after a change in control, Mr. Plecki will be entitled to receive an amount equal to two times the Plecki Severance Payment. Mr. Plecki will also be entitled to receive continued health insurance at the same cost as during his employment for a period of two years following the effective date of such a termination pursuant to a change in control.

        Mr. Powers' agreement provides for one-year employment terms that automatically renew each year unless either Mr. Powers or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Powers' employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Powers' agreement provides that, in the event that he is terminated without cause or if he terminates for good reason, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus (the "Powers Severance Payment"). Mr. Powers will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Powers' employment without cause or if he terminates for good reason within one year after a change in control, Mr. Powers will be entitled to receive an amount equal to two times the Powers Severance Payment. Mr. Powers will also be entitled to receive continued health insurance at the same cost as during his employment for a period of 18 months following the effective date of such a termination.

        Mr. Shroyer's agreement provides for one-year employment terms that automatically renew each year unless either Mr. Shroyer or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Shroyer's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Shroyer's agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus plus the value of First Busey's contributions under tax-qualified retirement plans made for the calendar year preceding the year of termination (the "Shroyer Severance Payment"). Mr. Shroyer will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Shroyer's employment without cause or if he terminates due to constructive discharge within one year after a change in control, Mr. Shroyer will be entitled to receive an amount equal to two times the

Shroyer Severance Payment. Mr. Shroyer will also be entitled to receive continued health insurance at the same cost as during his employment for a period of two years following the effective date of such a termination pursuant to a change in control.

        Payments made upon a termination of employment under the employment agreements for Messrs. Elliott, Plecki, Powers, and Shroyer are contingent on the executive's execution of a release.

        The following table shows potential payments to our NEOs following certain termination events, including a termination following a change in control of First Busey. The amounts shown assume that termination was effective as of December 31, 2016, and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

Name	Type of Payment	Involuntary Termination (No Change in Control)(1)	Termination Due to Disability or Death	Involuntary Termination (Change in Control)(1)	Voluntary Termination (Change in Control)	Change in Control (No Termination)
Van A. Dukeman	Cash Severance Payment	$1,003,550	$1,003,550	$3,010,650	$3,010,650	—
	Life, Health & Disability	$19,483	$19,483	$58,449	$58,449	—
	Gross-Up Payment(2)	—	—	$1,833,417	$1,833,417	—
	Acceleration of Equity Awards(3)	—	$2,049,486	$2,049,486	$2,049,486	$2,049,486
Robin N. Elliott	Cash Severance Payment	$515,000	—	$1,030,000	—	—
	Health(4)	—	—	—	—	—
	Acceleration of Equity Awards(3)	—	$900,469	$900,469	$900,469	$900,469
Robert F. Plecki, Jr.	Cash Severance Payment	$483,550	—	$967,100	—	—
	Health	$5,999	—	$11,998	—	—
	Acceleration of Equity Awards(3)	—	$925,062	$925,062	$925,062	$925,062
John J. Powers	Cash Severance Payment	$402,500	—	$805,000	—	—
	Health	$5,999	—	$8,999	—	—
	Acceleration of Equity Awards(3)	—	$704,954	$704,954	$704,954	$704,954
Christopher M. Shroyer	Cash Severance Payment	$493,550	—	$987,100	—	—
	Health	$5,999	—	$11,998	—	—
	Acceleration of Equity Awards(3)	—	$931,126	$931,126	$931,126	$931,126

(1)
Involuntary Termination includes termination by First Busey without Cause or by the NEO for Good Reason or due to Constructive Discharge as defined in the applicable employment agreements.

(2)
Estimated calculation based on a federal tax rate of 39.6%, state income tax rate of 3.75%, Medicare tax rate of 2.35% and excise tax of 20.0%.

(3)
The value of the acceleration of equity awards was determined based on the December 31, 2016 price of First Busey's common stock of $30.78 per share.

(4)
Mr. Elliott has waived insurance through First Busey.

        As reflected in the table above, each NEO's outstanding RSUs, as reflected in the "Outstanding Equity Awards at Fiscal Year End" table above vest upon a change in control of First Busey or upon a termination of the officer's service due to the officer's death or disability under the terms of our 2010 Plan and the award agreements thereunder.

 EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

        During 2016, the following individuals served as members of the Executive Management Compensation and Succession Committee: Joseph M. Ambrose (Chairman), David J. Downey, Stephen V. King and August C. Meyer, Jr. None of these individuals has ever served as an officer or employee of First Busey or any of our subsidiaries. Additionally, none of these individuals has any relationships with First Busey or any of our subsidiaries requiring disclosure under "Certain Relationships and Related-Person Transactions" below, except as discussed in such section with respect to Mr. Meyer. The Executive Management Compensation and Succession Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

PROPOSAL 2:
NONBINDING, ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

        Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as First Busey, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In a nonbinding advisory vote on the frequency of say-on-pay votes held at our 2012 Annual Meeting, our stockholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board has determined that we will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at our 2018 Annual Meeting.

        As described in more detail in the CD&A section of this proxy statement, the overall objectives of First Busey's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2016. The Executive Management Compensation and Succession Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our NEOs in fiscal year 2016 reflects and supports these compensation policies and procedures.

        The following resolution is submitted for stockholder approval:

  "RESOLVED, that First Busey Corporation's stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Compensation of Named Executive Officers' contained in First Busey's proxy statement dated April 13, 2017."

        Approval of this resolution requires the affirmative vote of a majority of shares having voting power present at the 2017 Annual Meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Executive Management Compensation and Succession Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation

        The board of directors recommends stockholders vote to approve the overall compensation of our NEOs by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017. Although stockholder ratification of the appointment of RSM US LLP is not required by our bylaws or otherwise, our board of directors is submitting this appointment to our stockholders for their ratification at the 2017 Annual Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of RSM US LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of RSM US LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

Board Recommendation

        The board of directors recommends stockholders vote to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017 by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 AUDIT AND RELATED FEES

        During the period covering the fiscal years ended December 31, 2016 and 2015, RSM US LLP performed the following professional services for First Busey for which we paid the following amounts:

	2016	% of Total Fees	2015	% of Total Fees
Audit Fees(1)	$612,000	90%	$466,000	86%
Audit-Related Fees(2)	$2,750	1%	$11,500	2%
Tax Fees(3)	$63,344	9%	$66,495	12%
All Other Fees	—	—	—	—
Total Fees	$678,094	100%	$543,995	100%

(1)
Audit fees consist of fees for professional services rendered for the integrated audit of First Busey Corporation's consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development ("HUD"), review of First Busey Corporation's quarterly reports on Form 10-Q, annual report on Form 10-K and related proxy statement, consent on Form S-4 and related filings, and acquisition-related audit procedures.

(2)
Audit-related fees are principally for audit and accounting assistance related to quasi-reorganizations in 2016 and annual agreed-upon procedures for the trust department in 2015.

(3)
Tax services fees consist of compliance fees for the preparation of federal and state tax returns and other tax planning services and consulting on tax compliance and acquisition-related issues.

        A representative of RSM US LLP is expected to be present at the 2017 Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. We expect to appoint RSM US LLP as our independent registered public accounting firm for 2017 upon review and approval of an engagement letter by the Audit Committee.

Audit Committee Pre-Approval Policy

        Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey's auditors and tax accountants, RSM US LLP, to First Busey or any of its affiliates. Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance, tax and accounting services provided by other third parties. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, which is Mr. Leister.

        In 2016, the Audit Committee pre-approved all audit services which consisted of professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, procedures required to comply with HUD, review of financial statements included in our quarterly reports on Form 10-Q, annual report on Form 10-K and services normally provided by the independent auditor in connection with statutory and regulatory filings. Pre-approved tax services were related to the preparation of tax returns and tax payment-planning services for tax compliance, tax planning and tax advice. There were no other services that were required to be pre-approved by the committee.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

        The board has adopted a policy for review, approval and monitoring of transactions involving First Busey and "related persons" (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

        Under the policy, the Audit Committee is responsible for reviewing and approving all reportable transactions with any related persons. In considering the transaction, the Audit Committee will take into account all relevant factors, including whether the transaction is on terms comparable to those available to an unaffiliated third party. In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any transaction with a related person up to $120,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity, and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Audit Committee.

        During 2016, Mr. Knox, a director of First Busey, and an attorney with Tummelson Bryan & Knox, LLP, Urbana, Illinois, provided legal and certain consulting services to First Busey. While the fees paid by First Busey for these services during 2016 were $26,893, which is less than $120,000, the board of directors has determined that Mr. Knox is not "independent" as defined by NASDAQ listing standards because of the amount of legal services that Mr. Knox's law firm provides to First Busey and related entities.

        First Busey is also a party to a lease with an entity in which Midwest Television, Inc. (of which Mr. Meyer is the Chairman and his daughter is the President and a controlling stockholder) is a 50% partner. The aggregate payments made by First Busey pursuant to that lease were approximately $460,066 in 2016. Additionally, First Busey is a party to a lease arrangement with another entity with which Messrs. Meyer and Lykins have a relationship, the payments under which were insignificant in 2016. We believe that the terms of these leases are no less favorable to First Busey or its subsidiaries than would have been obtained from non-affiliated parties and that the leases do not prevent Mr. Meyer from being deemed to be an independent director.

        Our directors and executive officers and their associates were customers of, and had transactions with, First Busey and our subsidiaries in the ordinary course of business during 2016. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transaction in repurchase agreements, fiduciary and wealth management services, certificates of deposit and depository relationships, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to First Busey and did not involve more than the normal risk of collectability or present unfavorable features. All such loans are approved by Busey Bank's board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other nonlending transactions between a director and First Busey or its subsidiaries to ensure that such transactions do not affect a director's independence.

OTHER BUSINESS

        As of the date hereof, there is no business to be transacted at the 2017 Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the meeting. If, however, other matters should properly be brought before the 2017 Annual Meeting, it is intended that the proxy holders may vote or act in accordance with our board's recommendation on such matters.

 ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, which includes our financial statements as of and for the year ended December 31, 2016, is filed with the Securities and Exchange Commission.

        If you would like a copy of board committee charters, our code of business standards and ethics or other documents pertaining to our corporate governance, we provide these documents without charge. Please write to:

Ms. Mary E. Lakey
Corporate Secretary
First Busey Corporation
100 W. University Avenue
Champaign, IL 61820

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ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES OR VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE PREPRINTED INSTRUCTIONS SET FORTH ON THE PROXY OR NOTICE CARD PROMPTLY

VOTE BY INTERNET-www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until11:59 p.m. Eastern Time on May 23,2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FIRST BUSEY CORPORATION 100 WEST UNIVERSITY AVENUE CHAMPAIGN, IL 61820 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company m mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE ·1·800-690· 6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EasternTime on May 23, 2017.Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E19712-P88732-Z69574-Z69577-Z69617 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. All All Except nominee(s), mark "For All E xcept" and write the FOR the following: 03) David J. Downey George T. Shapland 10) OS) Stephen V. King 12) Jon D. Stewart 07) V.B.Leister, Jr. proxy statement, which is referred to as a "say-on-pay" proposal. December 31, 2017. Yes No meeting. V.l l FIRST BUSEY CORPORATIONFor Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. 1.Election of Directors000 Nominees: 01) Joseph M. Ambrose08) Gregory B. Lykins 02) Stanley J. Bradshaw 09) August C. Meyer, Jr. 04) Van A. Dukeman11) Thomas G. Sloan 06) E. Phillips Knox 13) Phyllis M. Wise The Board of Directors recommends you vote FOR the following proposals:For Against Abstain 2. To approve, in a nonbinding, advisory vote, of the compensation of our named executive officers, as described in the accompanying 00 0 3. To ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending00 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. I ATTENDANCE I Please indicate if you plan to attend the luncheon 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLE ASE SIGN WITHIN BOX]Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E19713-P88732-Z69574-Z69577-Z69617 FIRST BUSEY CORPORATION Annual Meeting of Stockholders May 24, 2017 12:00 p.m. COT This proxy is solicited by the Board of Directors I, the undersigned stockholder of First Busey Corporation (the "Company"), having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of Tom Berns and Tom Brown, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock, $.001 par value ("Common Stock"), of the Company standing in my name on its books on March 27, 2017, at the Annual Meeting of Stockholders of the Company, to be held at the Urbana Country Club, 100 E. Country Club Rd., Urbana, Illinois 61801, on May 24, 2017, at 12:00 p.m., Central Time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present as follows: This proxy will be voted as directed, or if no instructions are given, it will be voted "FOR" the nominees listed under Proposal 1 and "FOR" Proposals 2 and 3. Continued and to be signed on reverse side V.ll